Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-108416, 333-103515, and 333-85486 on Form S-3 of Duke Energy Carolinas, LLC (formerly Duke Power Company LLC, which was formally Duke Energy Corporation) of our report dated March 14, 2007, relating to the financial statements and financial statement schedule of DCP Midstream, LLC as of and for the years ended December 31, 2006 and 2005, appearing in this Annual Report on Form 10-K of Duke Energy Carolinas, LLC for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 14, 2007